+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940


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1.  Name and Address of Reporting Person*

        GERARD                      GREGORY                           T.
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        (Last)                      (First)                        (Middle)

        250 PARK AVENUE SOUTH/ SUITE 200
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                                   (Street)

        WINTER PARK                   FL                              32789
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol INTERNATIONAL ASSETS HOLDING
                                             -----------------------------------
                                             CORPORATION -- IAAC
                                             -------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year   JUNE, 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    ___ Director     X  Officer             ___ 10% Owner    ___ Other
                    ___
                        (give title below)                       (specify below)

      SENIOR VICE PRESIDENT, GLOBAL BUSINESS DEVELOPMENT
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

      X   Form filed by One Reporting Person
     ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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INTERNATIONAL ASSETS
SOLDING CORPORATION
COMMON                 06/18/01     J             15,000        A         2.33        16,000                  D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

=============================================================================================================================
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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International
Assets Holding
Corp. Option
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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security:     ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indirect      (Instr.
                               Exer-    tion         Title   Number of                      of               (I)           4)
                               cisable  Date                 Shares                         Month            (Instr. 4)
                                                                                            (Instr. 4)
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Explanation of Responses:

/s/ GREGORY T. GERARD                                       07/09/01
------------------------------------------------       -----------------
          **Signature of Reporting Person                     Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.